Exhibit 21



               SUBSIDIARIES OF FIRST INDIANA CORPORATION
                                 AND

                          FIRST INDIANA BANK

     First Indiana Corporation's wholly owned subsidiary is First Indiana Bank, which is organized under the laws of the United States.

     First Indiana Bank has the following direct and indirect subsidiaries:


Name                                    State of Incorporation

One Mortgage Corporation                     Indiana

One Investment Corporation                   Delaware

One Property Corporation                     Indiana

Pioneer Service Corporation                  Indiana